Exhibit 99.1

TOMI™ Environmental Solutions, Along With Our Panamanian Partner TOMI™-Panama, is Awarded a $2.7 Million Contract From Panamanian Government Agency

BEVERLY HILLS, Calif.--(BUSINESS WIRE)--September 30, 2013--TOMI™ Environmental Solutions, Inc. (“TOMI” or the “Company”) (OTCQB: TOMZ), a global bacteria and infectious disease control company, announced today that TOMI™ has received a $2.7 million multi-year contract from La Caja del Seguro Social (“CSS”) Authorities to start biomass reduction and decontamination services at The Complejo Hospitalario Metropolitano in Panama City, Panama on October 1, 2013.

TOMI™ has started mobilization two weeks ago and has its first team on the ground in Panama already. TOMI™ has received an exclusive engagement from the La Caja del Seguro Social (“CSS”) in Panama for biomass reduction and maintenance using its novel SteraMist™ technology powered by BIT (Binary Ionization Technology®).

During 2012, the Social Security General Director stated that if TOMI™ technology passed a 90-day pilot, then CSS would make TOMI’s technology a standard within its healthcare system for the control of infectious diseases. TOMI passed this 3-month trial pilot study, which was shown to reduce HAI’s (Healthcare Associated Infections) significantly at Complejo Hospitalario Metropolitano along with reducing deaths associated to HAI’s.

Dr. Halden Shane, Chief Executive Officer of TOMI™, stated, “I am thrilled that TOMI™ was chosen. Following a long due diligence process, TOMI™ was granted the contract after SteraMist’s six-log, residue-free green technology performance results were chosen over other major international companies that specialize in the decontamination space. This first $2.7 million contract, that covers 216,000 square meters using our SteraMist™ daily, is for 36 months and includes and initial 6,000 meter square biomass reduction. Since winning this bid, TOMI™ has been contacted by representatives of other foreign governments that are battling the daily problem of deadly emerging viruses and bacteria in their healthcare facilities.” In addition, Dr. Shane stated that “As a retired doctor, there is nothing more rewarding than personally seeing healthcare-associated infection death rates reduced as a direct result of TOMI’s technology and its infectious disease protocols.”

Mark Futrovsky, TOMI’s President, stated, “We are excited and honored that TOMI™ and its patented Binary Ionization Technology® and service have been chosen by the Panamanian government to provide solutions to combat these killer hospital-acquired infections and other infectious diseases that Panama is currently experiencing. This project, and those that are expected to follow in Panama, are consistent with TOMI’s vision of delivering high-performing decontamination products and services on a global basis.”

Sam Bergman, TOMI’s Chief Operating Officer, who is leading the team that TOMI™ has sent into Panama, stated, “TOMI™ has a contract signed with La Caja Del Seguro Social (‘CSS’) and we will comply with starting the Biomass Reduction and Decontamination Services by October 1, 2013. We know that with TOMI’s Binary Ionization Technology®, many hospital-acquired infections are completely preventable. I am extremely privileged and humbled to be leading our operational team in bringing this approach to Panama.”

Dr. Rolando Bissot, Deputy Director of Health Innovation and Development for the La Caja del Seguro Social (“CSS”), stated, “Our healthcare system has been very impressed with the results of SteraMist technology along with the cleaning, infection control protocols and procedures that TOMI™ offers. Since the 3-month trial pilot study at our Complejo Hospitalario Metropolitano facility concluded, I have seen a significant reduction in HAI’s on the ward that participated in the test pilot at Complejo. I believe that with the implementation of TOMI’s technology, protocols and procedures in our hospital systems, we are on the right path in increasing our ability to deal with the Panamanian public health issues as it relates to infection disease control.”

Guillermo Clement, General Manager of TOMI™ Panama S, A., stated, “It is impressive the efficiency and flexibility of the technology, the short time it takes to decontaminate rooms and achieve Six-Log Kill. This really gave TOMI™ an edge in competing for this project. We have been measuring additional areas in other public hospitals which will go operational in the very near future.”

Jose Enrique Calvo L., Chief Executive Officer of TOMI™ Panama S, A., stated, “As a Panamanian, I am concerned about our hospitals and the care of our patients, especially in light of the deadly HAI’s that are multiplying exponentially — this is a war. Having researched potential technologies, we have partnered with TOMI™, America’s best, and its SteraMist state-of-the-art technology in the global bacteria decontamination field. This way, we will save lives and keep families together.”

About TOMI™ Environmental Solutions, Inc.

TOMI™ Environmental Solutions, Inc. (OTCQB: TOMZ) is a global bacteria decontamination and infectious disease control company, providing green energy-efficient environmental solutions for indoor surface decontamination through manufacturing, sales and licensing of our premier platform of Hydrogen Peroxide aerosols, Ultra-Violet Ozone Generators and Ultra-Violet Germicidal Irradiation (“UVGI”) products and technologies.

TOMI™’s products are designed to service a broad spectrum of commercial structures including medical facilities, office buildings, hotel and motel rooms, schools, restaurants, meat and produce processing facilities, military barracks, and athletic facilities. TOMI™’s products and services have also been used in single-family homes and multi-unit residences.

TOMI™ also develops training programs and application protocols for its clients and is a member in good standing with The American Biological Safety Association, The American Association of Tissue Banks, Association for Professionals in Infection Control and Epidemiology, Society for Healthcare Epidemiology of America, The Restoration Industry Association, Indoor Air Quality Association and The International Ozone Association.

For additional product information, visit www.tomiesinc.com or contact us at info@tomiesinc.com.

Safe Harbor Statement under the Private Securities Litigation Reform Act of 1995

Certain written and oral statements made by us may constitute “forward-looking statements” as defined in the Private Securities Litigation Reform Act of 1995 (the “Reform Act”). Forward-looking statements are identified by such words and phrases as “we expect,” “expected to,” “estimates,” “estimated,” “current outlook,” “we look forward to,” “would equate to,” “projects,” “projections,” “projected to be,” “anticipates,” “anticipated,” “we believe,” “could be,” and other similar phrases. All statements addressing operating performance, events, or developments that we expect or anticipate will occur in the future, including statements relating to revenue growth, earnings, earnings-per-share growth, or similar projections, are forward-looking statements within the meaning of the Reform Act. Because they are forward-looking, they should be evaluated in light of important risk factors that could cause our actual results to differ materially from our anticipated results. The information provided in this document is based upon the facts and circumstances known at this time. We undertake no obligation to update these forward-looking statements after the date of this release.

CONTACT:
TOMI™ Environmental Solutions, Inc.
Dr. Halden Shane, Chairman of the Board & Chief Executive Officer
(310) 275-2255 | (800) 525-1698
Worldwide Corporate Offices
9454 Wilshire Boulevard, 10th Floor
Beverly Hills, California 90212
or
INVESTOR RELATIONS:
Syndicated Capital, Inc.
John T. Hillman
(310) 255-4445